STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is entered into as of this 7th day of August, 2012, by and among KIT digital, Inc., a Delaware corporation (“KIT” or the “Company”) and each of the parties listed on the signature pages hereto as an Investor (each, an “Investor” and collectively, the “Investors”).

WHEREAS, Costa Brava Partnership III L.P. and the persons and entities affiliated with it listed on the signature pages hereto (collectively “Costa Brava” and each person and entity so identified thereon being a “member of Costa Brava” or a “Costa Brava member”) are the beneficial owner of approximately 6.9% of the outstanding shares of Common Stock of KIT;

WHEREAS, JEC Capital Partners, LLC and the persons and entities affiliated with it and/or listed on the signature pages hereto (collectively “JEC” and each person and entity so identified thereon being a “member of JEC” or a “JEC member”) are the beneficial owner of approximately 7.7% of the outstanding shares of Common Stock of KIT; and

WHEREAS, the Company, JEC and Costa Brava desire to enter into a global agreement to resolve certain proceedings, controversies and disputes pertaining or relating to the Company’s 2012 annual meeting of shareholders, which the Company agrees to use its commercially reasonable efforts to hold before December 31, 2012 (the “2012 Annual Meeting”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Immediate Reconstitution of, and appointment to, Board of Directors. The Company, JEC and Costa Brava hereby acknowledge and agree that:

(a) Effective August 7, 2012, (i) the Company shall expand the size of the board of directors (the “Board”) to six (6) directors, (ii) Joseph Mullin shall resign from the Board; (iii) Seth W. Hamot (the “Costa Brava Director”) shall be appointed to serve as a director, (iv) K. Peter Heiland (the “JEC Director”) shall be appointed to serve as a director, (v) the JEC Director shall be appointed a member of the Nominating and Corporate Governance Committee, which at such time also shall include William Russell and Greg Petersen, and (vi) the Costa Brava Director shall be appointed a member of the Compensation Committee, which at such time also shall include Mr. Petersen and Wayne Walker.

(b) The Nominating and Corporate Governance Committee (or a duly constituted subcommittee thereof) (the “Nominating Committee”) of the Board will recommend for nomination and the Board will nominate each of Mr. Hamot and Mr. Heiland (collectively, the “Investor Nominees”) for election at the 2012 Annual Meeting and will recommend a vote for the Investor Nominees and solicit proxies from the Company’s stockholders for the election of the Investor Nominees at the 2012 Annual Meeting.

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(c) The Nominating Committee of the Board will recommend for nomination, and the Board will nominate each of, the Investor Nominees for election at the 2013 annual meeting of shareholders (the “2013 Annual Meeting”) and any other Later Election Meeting (as defined below) occurring in 2013 but earlier than the 2013 Annual Meeting and will recommend a vote for the Investor Nominees and solicit proxies from the Company’s stockholders for the election of the Investor Nominees at such 2013 Annual Meeting and any such other Later Election Meeting, provided with respect to each Investor Nominee that he continues to serve on the Board at the time of the nominations for Director for such meeting. If either such Investor Nominee is not willing to serve or resigns from the Board after such nomination, such recommendation need not be made and such proxies need not be solicited with respect to such Investor Nominee.

(d) The size of the Board shall be fixed at six (6), except as determined by a vote of the Board of Directors.

2. 2012 Annual Meeting and Other Election Matters. The Company agrees to use its commercially reasonable efforts to hold the 2012 Annual Meeting no later than December 31, 2012. Each member of Costa Brava and each member of JEC agrees to vote and cause to be voted all the shares which he or it owns as of the record date, either beneficially or as of record, for the 2012 Annual Meeting in favor of each of those individuals recommended for nomination as directors by the Company’s Nominating and Corporate Governance Committee and nominated for election as director by the Board. At any subsequent annual or special meeting of stockholders of the Company (or adjournments thereof), with respect to each matter relating to directors or the election of directors (whether removal, replacement, or otherwise, and whether at a meeting or through a written consent), each member of Costa Brava and each member of JEC, to the extent a Standstill Period (as defined below) is applicable to them, agree to vote and cause to be voted all shares which he or it owns as of the record date for such meeting or written consent, either beneficially or as of record, in favor of the election to the Board of those director nominees recommended by the Board, against the removal of any directors whose removal is not recommended by the Board, and all as otherwise recommended by the Board in relation to any matters relating to directors or the Board, the members of the Board, the size of the Board, the constitution or composition of the Board, or otherwise relating to any of the foregoing.

3. Settlement Expense Reimbursement. The Company shall remit to JEC an amount not to exceed $300,000 and to Costa Brava an amount not to exceed $260,000, in each case in consideration of certain of its costs in connection with the items described in the Schedules 13D and amendments thereto previously filed by JEC and Costa Brava, respectively, provided that such amounts are in respect of documented actual third party out of pocket expenses. The Company will pay such amounts by wire transfer of immediately available funds to an account designated in writing by the relevant party no later than 12:00 p.m. (Eastern Time) on the date which is seven (7) calendar days after the Company’s receipt of the relevant invoices, together with appropriately detailed backup or a certification of such costs by such third party, provided to the Company by each of JEC and Costa Brava in respect of such expenses.

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4. Company Representations and Warranties. The Company represents and warrants to each of JEC and Costa Brava as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b) This Agreement has been duly and validly authorized by the Board, and executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement.

(c) The Company acknowledges that the parties are entering into this single agreement among all of them in the interest of simplicity.

5. Costa Brava Representations and Warranties. Each member of Costa Brava represents and warrants to the Company as follows:

(a) To the extent that a member of Costa Brava is an entity, it is duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or organized. It has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b) This Agreement has been duly and validly authorized by each member of Costa Brava’s governing bodies, and executed and delivered by each member of Costa Brava and constitutes its valid and binding obligation, enforceable against each member of Costa Brava in accordance with its terms, and no other proceeding on its part is necessary to authorize the execution, delivery and performance of this Agreement.

(c) No Costa Brava member is party to any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, whether by means of derivatives or otherwise, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company by, including but not limited to “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward or swap positions, manage the risk of share price changes for, or increase or decrease the voting power of, such Investor with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company (collectively “Short Interests”).

(d) The responses to the questionnaire titled “KIT digital, Inc. Questionnaire - Candidates for Director” delivered to the Company by the Costa Brava Director are true and correct in all material respects.

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6. JEC Representations and Warranties. Each member of JEC represents and warrants to the Company as follows:

(a) To the extent that a member of JEC is an entity, it is duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or organized. It has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b) This Agreement has been duly and validly authorized by each member of JEC’s governing bodies, and executed and delivered by each member of JEC and constitutes its valid and binding obligation, enforceable against each member of JEC in accordance with its terms, and no other proceeding on its part is necessary to authorize the execution, delivery and performance of this Agreement.

(c) No JEC member is party to any Short Interests.

(d) The responses to the questionnaire titled “KIT digital, Inc. Questionnaire - Candidates for Director” delivered to the Company by the JEC Director are true and correct in all material respects.

7. Publicity. The Company, JEC and Costa Brava will issue a joint press release before the financial markets in New York open on August 7, 2012 in the form attached hereto as Exhibit A (the “Press Release”). Until the Press Release is issued, the Company, JEC and Costa Brava shall keep the contents of this Agreement confidential other than as required by law. The Company, on the one hand, and JEC and Costa Brava, each on the other hand, will each file an 8-K (in the case of the Company) and a Schedule 13D amendment (in the case of each of JEC and Costa Brava) announcing this Agreement and attaching this Agreement and the Press Release as exhibits thereto, all simultaneously with, or promptly following, the issuance of the Press Release.

8. Standstill Agreement.

(a) Initial Standstill Periods. Each member of Costa Brava agrees that until immediately after the 2013 Annual Meeting or such earlier time, after the 2012 Annual Meeting, that the Costa Brava Director ceases to serve on the Board, neither Costa Brava nor any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall, directly or indirectly, in any manner, acting alone or in concert with others, take any of the actions set forth in Section 8(a)(i) through 8(a)(xi) below, except as expressly permitted by the Standstill Exception (as defined in Section 8(c) below) or as otherwise permitted below; and each member of JEC agrees that until immediately after the 2013 Annual Meeting or such earlier time, after the 2012 Annual Meeting, that the JEC Director ceases to serve on the Board, neither JEC nor any of its Affiliates of Associates shall, directly or indirectly, in any manner, acting alone or in concert with others, take any of the actions set forth in Section 8(a)(i) through 8(a)(xi) below, except as expressly permitted by the Standstill Exception or as otherwise permitted below:

(i) nominate or propose any candidates for the Board or seek to change or alter the composition or size or membership of the Board or the removal or replacement of any director or call or seek the call of any meeting of stockholders;

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(ii) submit a shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, directly or indirectly, to the Company or seek any referendum or the like by the shareholders of the Company;

(iii) file a proxy or consent statement in opposition to the Company or otherwise obtain or solicit proxies or consents from any shareholders of the Company or be a participant in or make any solicitation for a matter relating to the Board;

(iv) enter into any contract, arrangement or understanding with any person (other than an Affiliate or Associate, subject to the percentage ownership limitation below, for which K. Peter Heiland (in the event of an Affiliate or Associate of a JEC member), or for which Seth Hamot (in the event of an Affiliate or Associate of a Costa Brava member), has and maintains all voting and investment and other applicable authority or which Affiliate or Associate signs a joinder to this Agreement agreeing to be bound by all the terms and conditions hereof as a JEC member or a Costa Brava member as applicable) with respect to any securities of KIT, including but not limited to any acquisition of any securities (or beneficial ownership thereof), joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits, it being understood that Costa Brava members’ and JEC members’ aggregate holdings in KIT’s securities shall not exceed 9.9% and 9.9% beneficial ownership under Section 13(d) of the Exchange Act, respectively, of the common stock of the Company;

(v) commence or enter into any tender offer or exchange offer, merger, acquisition or other business combination or extraordinary transaction involving the Company or any of its subsidiaries;

(vi) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or its securities;

(vii) otherwise act, alone or in concert with others, to seek to influence the management, Board or policies of KIT or take any action to seek the removal of any member of the Board, change the size of the Board, obtain additional representation on the Board, or take any other action related to the management or the Board;

(viii) disclose any intention, plan, proposal or arrangement or other matter inconsistent with its obligations under this Section 8(a) (provided that this clause (viii) shall not prohibit a confidential, non-public disclosure with respect to the matters for which a waiver may be sought under clause (xi) below);

(ix) effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way, advise, assist or encourage any other person or entity in connection with any action which it is prohibited from taking under this Section 8(a) or which is inconsistent with its obligations under this Section 8(a) (including via any supporting public statement with respect thereto or any adverse public statement regarding the Company or the Board or any of its members);

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(x) knowingly take any action which would, or would reasonably be expected to, force the Company to make a public announcement (or result in the Company making a public announcement) regarding any of the types of the foregoing matters; or

(xi) request, directly or indirectly, any amendment or waiver or modification of, or deviation from, any provision of this Section 8 (including this sentence) or any other provision of this Agreement by the Company or any of its agents or representatives (provided that this clause (xi) shall not prohibit a JEC member or a Costa Brava member from confidentially requesting from the Board of the Company an amendment, waiver or modification, or deviation, from this Section 8 to permit the JEC members or the Costa Brava members (respectively) to engage in a transaction subject to clause (v) above or for them to exceed the ownership limitation set forth in clause (iv) above).

The period of restriction under this Section 8(a) shall be referred to herein as the “Standstill Period” in relation to the Costa Brava members and the JEC members (it being understood that the Costa Brava members and the JEC members may have different Standstill Periods due to the application of this Section 8).

(b) Cooling Off Period. In addition to the foregoing (and not in limitation thereof), for a period of forty-five (45) days from and after the cessation of service of the Costa Brava Director as a director of the Company, the restrictions set forth in Section 8(a) shall continue to apply to each Costa Brava member as to any matter related to the election of directors, the removal or replacement of directors, the size, constitution or composition of the Board, or any other matter related to the Board or any director. In addition to the foregoing (and not in limitation thereof), for a period of forty-five (45) days from and after the cessation of service of the JEC Director as a director of the Company, the restrictions set forth in Section 8(a) shall continue to apply to each JEC member as to any matter related to the election of directors, the removal or replacement of directors, the size, constitution or composition of the Board, or any other matter related to the Board or any director. For the avoidance of doubt, the obligations of the Costa Brava members shall continue in full force and effect and not be affected by the provisions of this Section 8(b) in the event of the cessation of service of the JEC Director and the obligations of the JEC members shall continue in full force and effect and not be affected by the provisions of this Section 8(b) in the event of the cessation of service of the Costa Brava Director. The forty-five (45) day period referred to in this paragraph (b) is sometimes referred to herein as a “Cooling Off Period” applicable to them. For clarification, during the Cooling Off Period, no member of JEC and no member of Costa Brava shall, subject to their rights under Section 8(d), publicly disparage the Board, the management of the Company or the Company.

(c) Special Standstill Exception. In addition, notwithstanding anything in this Section 8 to the contrary, in the event that the Company affirmatively solicits, after the date hereof, shareholder approval of any Extraordinary Matter (as defined below), the provisions of Sections 8(a) and (b) above shall not apply with respect to the Investors’ solicitation in opposition to such Extraordinary Matter, it being understood that all other provisions of this Agreement shall continue to apply to all other matters other than the Extraordinary Matter, even if such other matters are part of the same solicitation as the Extraordinary Matter. For purposes hereof, an “Extraordinary Matter” shall mean each of (x) a tender offer or other similar transaction initiated by a third party and (y) a shareholder approval solicitation initiated by the Company (and not in response to any solicitation or similar action by any shareholder) for a matter that is not related to election of directors, removal or replacement of directors, size or constitution or composition of the Board, or any other Board or director related matters. For clarification purposes, it is understood and agreed that Company solicitation of (i) shareholder approval of a merger under the General Corporation Law of the State of Delaware or (ii) shareholder approval of a change of control transaction or financing required by Nasdaq’s shareholder approval rules shall be an Extraordinary Matter. Further, if such a merger or change of control transaction or financing includes matters with respect to the Board which would be approved merely by the approval of such merger or change of control transaction or financing (and not to be considered separately by shareholders from such merger or change of control transaction or financing), then such merger, change of control transaction or financing transaction shall nonetheless still be considered an Extraordinary Matter hereunder. For clarification purposes, an “Extraordinary Matter” does not include a proxy or consent solicitation or other action with respect to the election or removal or replacement of directors, except as set forth in the preceding sentence.

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(d) Acting in Capacity as a Director. Nothing in this Section 8 shall in any way restrict or limit the JEC Director or the Costa Brava Director, in each case confidentially (and without knowingly causing or leading to a public disclosure with respect thereto) and solely in his capacity as a member of the Board, from expressing or advocating for his or her views to the Board, officers of the Company, any other director, or at Board meetings and by voting on matters before the Board (or any committee of the Board) in his capacity as a director. Each of the JEC Director and the Costa Brava Director acknowledge their fiduciary duties as directors of the Company and that such fiduciary duties include a duty of confidentiality with respect to the confidential information of the Company and that such information may not be used as a shareholder or by any other member of JEC or Costa Brava (as applicable) and shall only be used by the JEC Director and the Costa Brava Director in his capacity as a director. The Company represents that each of its current directors has made a substantially equivalent oral acknowledgement in connection with the parties’ entry into this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall limit or prevent either the JEC Director or the Costa Brava Director from resigning and stating generally in connection therewith in a letter or orally to the Board of Directors of the Company (which to the extent required by applicable rules, will be disclosed by the Company in an 8-K filing and will be disclosed by JEC or Costa Brava (as applicable) in a Schedule 13D amendment) (i) that he has a one or more disagreements with one or more other Board members related to operations, policies, management, board composition, strategic transactions or the like (generally disclosing each of such matters, but not the specifics thereof) and (ii) that he and the other members of JEC or Costa Brava (as the case may be) may commence or intend to commence a consent solicitation or other election contest following the end of the Standstill Period or Cooling Off Period, as applicable, to seek to remedy such disagreement.

(e) Affiliates and Related Parties. Each member of Costa Brava shall cause each of its Affiliates and Associates to abide by the restrictions applicable to such Affiliates and Associates under this Agreement and by all other provisions of this Agreement applicable to any member of Costa Brava as if expressly applicable to such Affiliates and Associates. Each member of JEC shall cause each of its Affiliates and Associates to abide by the restrictions applicable to such Affiliates and Associates under this Agreement and by all other provisions of this Agreement applicable to any member of JEC as if expressly applicable to such Affiliates and Associates.

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(f) Limited Termination of Cooling Off Period. Notwithstanding anything to the contrary in this Agreement, if the Board shall either (x) amend the Bylaws of the Company with respect to shareholder nominations of directors for election at an annual or special meeting of shareholders after the 2012 Annual Meeting (such annual or special meeting of shareholders at which directors are to be elected after the 2012 Annual Meeting being referred to as a “Later Election Meeting”) in a manner adverse to shareholders and in a manner not required by applicable law or exchange regulation, (y) set the date for an annual meeting which is a Later Election Meeting as a date more than thirty (30) days different from the anniversary of the prior year’s annual meeting of shareholders or (z) fail to nominate and maintain the nomination of the Costa Brava Director and the JEC Director (in either case if still on the Board) for election at the 2013 Annual Meeting and any earlier occurring Later Election Meeting in 2013, in the case of each of clauses (x), (y) and (z) without the approval of the Costa Brava Director and the JEC Director (in either case if still on the Board), with the result that the JEC Director or the Costa Brava Director shall not have notice of the adoption of such amendment, establishment of such 2013 Annual Meeting date or failure to nominate in sufficient time to permit him to resign from the Board, abide by the Cooling Off Period, and have at least sixty (60) days to secure and propose nominees to provide timely notice of such shareholder’s intent to nominate one or more individuals to the Board under the Bylaws for such Later Election Meeting, then following the resignation of the JEC Director or the Costa Brava Director who has not approved such matter in clause (x), (y) or (z) above, as the case may be, the Cooling Off Period shall not apply (to the JEC members (in the event of such resignation of the JEC Director) or the Costa Brava members (in the event of such resignation of the Costa Brava Director)).

9. Resignation. Notwithstanding anything to the contrary contained herein or otherwise, by execution of this Agreement each of the Costa Brava Director and the JEC Director does hereby irrevocably and automatically tender its resignation as a director of the Company (which the Board may choose not to accept) effective, upon the earlier of (i) such time as the aggregate beneficial ownership of the Common Stock by Costa Brava (in the event of the Costa Brava Director) or JEC (in the event of the JEC Director) shall be less than 1% beneficial ownership of the Common Stock by such party, as applicable, as a whole (as calculated under 13(d)), (ii) after the date hereof such party (or any of its members hereunder or its Affiliates or Associates) establishes, directly or indirectly, any Short Interest, and (iii) material breach of this Agreement by Costa Brava or any of its members or Affiliates or Associates (in the case of the Costa Brava Director) or JEC or any of its members or Affiliates or Associates (in the case of the JEC Director) and written notice in respect of such breach to the applicable director by the Company. Costa Brava and JEC agree to certify to the Company as to the number of shares of Common Stock beneficially owned by, and any Short Interest of, such party (and its members and Affiliates and Associates) at such times and from time to time as reasonably requested by the Company. From and after the occurrence of the earliest of (i), (ii) and (iii) above, as to Costa Brava or JEC, the Company shall have no further obligations under this Agreement as to Costa Brava or JEC, as applicable. From and after the occurrence of a material breach of this Agreement by the Company or any director (other than the Costa Brava Director or the JEC Director), provided that the Company and such director have been given notice and a reasonable opportunity to cure for matters which can be cured, each of Costa Brava, JEC and all Costa Brava members and JEC members and each of such parties’ respective Affiliates and Associates shall have no further obligations under this Agreement.

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10. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit, whether in contract or tort or otherwise, whether at law or in equity instituted in accordance with Paragraph 16 below. Each party further agrees that, in the event of an action for specific performance in respect of such breach, it shall not assert the defense that a remedy at law would be adequate. The foregoing is in addition to, and not limitation of, any other remedies available at law or in equity.

11. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

KIT digital, Inc.
26 West 17th Street, 2nd Floor
New York, NY 10011
Attention: Chairman of the Board

Tel: 646-553-4845
Fax: 212-730-4561
Email: wvrussell@yahoo.com

with a copy to:

Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2500
Chicago, Illinois 60601
Attention: Peter H. Lieberman
Tel: 312-456-8417
Fax: 312-456-8435
Email: liebermanp@gtlaw.com

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To the Investors:

Costa Brava Partnership III L.P.
222 Berkeley Street
Boston, MA 02116
Attention: Seth W. Hamot
Tel: 617-595-4400
Email: seth@rrhcap.com

with a copy to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199
Attention: Jeffrey R. Katz, Esq.
Tel: (617) 951-7072
Fax: (617) 235-0617
Email: jeffrey.katz@ropesgray.com

and

JEC Capital Partners, LLC
68 Mazzeo Drive
Randolph, MA 02368
Attention: K. Peter Heiland
Tel: (781) 326-5700
Fax: (781) 326-3004
Email: peter@jeccapital.com

with a copy to:

Nutter, McClennen & Fish LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: James E. Dawson, Esq.
Tel: 617-439-2623
Fax: 617-310-9623
Email: jdawson@nutter.com

12. Amendments and Waivers; Interpretation. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company, JEC and Costa Brava, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. It is agreed that the JEC Director may bind each other JEC member hereunder and the Costa Brava Director may bind each other Costa Brava member hereunder. For avoidance of doubt, nothing herein shall preclude the Board from itself at any time and from time to time increasing of decreasing the size of the Board or changing its own composition, provided that such shall not affect or limit the obligations of the parties hereunder. Each of the parties has participated in the drafting of this Agreement and this Agreement shall not be construed against any party hereto as the drafter hereof. As used in this Agreement, the term including shall mean including without limitation.

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13. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Nothing in this Section 13 shall limit the obligations hereunder of any of the parties hereto.

14. Counterparts. This Agreement may be executed in any number of counterparts, which may be exchanged by PDF or facsimile each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

16. Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in all respects, including validity, interpretation and effect, in accordance with the laws of Delaware, applicable to contracts executed and to be performed wholly within such State without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Chancery Court of the State of Delaware, or if such court does not accept jurisdiction then any federal court in the State of Delaware, and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in the notice section hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Chancery Court of the State of Delaware or if such court does not accept jurisdiction then the federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

17. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this agreement or any of the contemplated transactions, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this agreement or any of the contemplated transactions will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

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18. Termination. If not sooner terminated by mutual agreement of the parties, this Agreement and the respective obligations of the parties hereunder shall terminate on the earlier of (x) immediately following the 2013 Annual Meeting and (y) December 31, 2013.

[Next page is the signature page.]

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IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first written above.

KIT digital, Inc. By: /s/ William V. Russell Name: William V. Russell Title: Chairman of the Board

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INVESTORS:

COSTA BRAVA MEMBERS:

COSTA BRAVA PARTNERSHIP III L.P.

By: Roark, Rearden & Hamot, LLC,
its General Partner

By: /s/ Seth W. Hamot
Name: Seth W. Hamot
Title: President

ROARK, REARDEN & HAMOT, LLC

By: /s/ Seth W. Hamot
Name: Seth W. Hamot
Title: President

/s/ Seth W. Hamot

Seth W. Hamot

JEC MEMBERS:

JEC II ASSOCIATES, LLC

By: /s/ K. Peter Heiland
Name: K. Peter Heiland
Title: Manager

JEC CAPITAL PARTNERS LLC

By: /s/ K. Peter Heiland
Name: K. Peter Heiland
Title: Managing Partner

/s/ K. Peter Heiland
K. Peter Heiland

14

EXHIBIT A

[Press Release]